WEINER'S STORES, INC.
                              6005 Westview Drive
                              Houston, Texas 77055
                             Phone: (713) 688-1331
                              Fax: (713) 957-0080

================================================================================

                                                  March 27, 1998

VIA EDGAR
---------

Mr. H. Christopher Owings
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

                  Re: Weiner's Stores, Inc. Registration Statement on Form 10

Dear Mr. Owings:

                  Reference is hereby made to the Registration Statement on Form 10 (File No. 0- 23671) (the "Registration Statement") filed by Weiner's Stores, Inc., a Delaware corporation (the "Company"), with the Securities and Exchange Commission on January 27, 1998. The Company hereby respectfully requests that the Registration Statement be withdrawn.



                                            Very truly yours,

                                            WEINER'S STORES, INC.


                                            By: /s/ Raymond J. Miller
                                                --------------------------------
                                                    Raymond J. Miller
                                                    Vice President and Chief
                                                      Financial Officer


cc:      Nancy K. Oremland, Esq.
         Ms. Kimberly L. Calder
         Shelton M. Vaughan, Esq.



HOFS02...:\89\80289\0001\1615\LTR3278L.340